EXHIBIT 1


                              AMENDMENT NO. 2

     AMENDENT NO. 2, dated as of July 31, 2001 ("Amendment No. 2"), to the Rights Agreement, dated as of January 6, 1997, as amended by Amendment No. 1, dated as of March 10, 1999, between General Semiconductor, Inc., a Delaware corporation (formerly known as General Instrument Corp.) (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent") (as amended, the "Rights Agreement").

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof; and

     WHEREAS,  the  Company,  Vishay  Intertechnology,   Inc.,  a  Delaware
corporation ("Vishay"), and Vishay Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Vishay ("Merger Sub"), contemplate entering into an Agreement and Plan of Merger ("the Merger Agreement") pursuant to which, among other things, Merger Sub will merge with and into the Company (the "Merger") and become a subsidiary of Vishay; and

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the execution and delivery of the Merger Agreement and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and Rights Agent desire to evidence such amendment in writing; and

     WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and done, and the execution and delivery of this Amendment No. 2 by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties thereto agree as follows:

     1. The Rights Agreement is hereby amended as follows:

          (i) Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

          "Merger Sub" shall have the meaning set forth in the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of July 31, 2001, by and among Vishay Intertechnology, Inc., Vishay Acquisition Corp. and General Semiconductor, Inc., as it may be amended from time to time.

          "Merger" shall have the meaning set forth in the Merger
          Agreement.

          (ii) Amendment of the definition of "Acquiring Person". The second sentence of the definition of "Acquiring Person" in subsection 1(a) of the Rights Agreement is amended and restated in its entirety as follows:

          Notwithstanding the foregoing, (i) the term "Acquiring Person" shall not include (A) the Company, (B) any
          Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, (D) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan acting in such capacity, (E) any FLC Entity, provided that the FLC Entities may acquire the Beneficial Ownership of additional Common Shares to the extent the percentage of Common Shares Beneficially Owned by them in the aggregate, after giving effect to such acquisition, does not exceed 20% of the then Outstanding Common Shares of the Company , or (F) Vishay Intertechnology, Inc., Vishay Acqusition Corp. and their Affiliates and Associates to the extent any such Person described in this clause (F) becomes the Beneficial Owner of Common Shares by reason of the execution of the Merger Agreement or the consummation of the Merger; and (ii) no Person shall become an "Acquiring Person" (x) as a result of the acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person, provided, that if (1) a Person would become an Acquiring Person (but for the operation of this clause (x)) as a result of the acquisition of Common Shares by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (y) if (1) within five Business Days after such Person would otherwise have become or, if such Person did so inadvertently, after such Person discovers that such Person would otherwise have become, an Acquiring Person (but for the operation of this clause (y)), such Person notifies the Board that such Person did so inadvertently, and (2) within two Business Days after such notification (or such greater period of time as may be determined by action of the Board, but in no event greater than five Business Days), such Person divests itself of a sufficient number of Common Shares so that such Person is the Beneficial Owner of such number of Common Shares that such Person no longer would be an Acquiring Person.

          (iii)  Amendment  of  the  definition  of  "Distribution   Date".
Subsection 3(a) shall be amended by adding the following sentence at the end thereof:

          Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, or (iii) the consummation of the Merger.

          (iv) Amendment of the definition of "Shares Acquisition Date". The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

          Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, or (iii) the consummation of the Merger.

          (v) Amendment of Expiration Date of Rights. Subsection 7(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

          Notwithstanding the foregoing, the Rights shall expire immediately prior to the consummation of the Merger unless earlier redeemed by the Company.

          (vi) Amendment of Exhibit C to the Rights Agreement - Summary of Rights to Purchase Preferred Shares. The second paragraph of Exhibit C to the Rights Agreement (disregarding as a paragraph the capitalized legend at the beginning thereof) is amended and restated in its entirety to read as follows:

          The Rights are attached to all certificates representing outstanding Common Shares, and no separate Right Certificates (as hereinafter defined) have been distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" (other than (a) FLC Entities (as hereinafter defined) to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding Common Shares or (b) Vishay Intertechnology, Inc., Vishay Acqusition Corp. and their affiliates and associates to the extent any such person has acquired beneficial ownership of Common Shares by reason of the execution of the Agreement and Plan of Merger (the "Merger Agreement") by and among Vishay Intertechnology, Inc., Vishay Acquisition Corp. and the Company, dated as of July 31, 2001, or the consummation of the merger contemplated thereby (the "Merger") has acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten (10) business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person". The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date". Notwithstanding anything in the Rights Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred as the result of (x) the execution of the Merger Agreement, (y) the announcement of the Merger or any of the other transactions contemplated in the Merger Agreement, or (z) the consummation of the Merger. "FLC Entities" means Instrument Partners, a New York limited partnership, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership, Mssrs. Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, Winston W. Hutchins and Steven B. Klinsky, and their Affiliates and Associates who or which are considered as one Person and references to the FLC Entities include any or all such persons.

          (vii) All references in the Rights Agreement (including the Exhibits thereto) shall, from and after the date hereof, refer to the Rights Agreement as amended by Amendment No. 1 and this Amendment No.2.

     2. Effectiveness. Each party hereto represents and warrants that (i) the execution, delivery and performance of this Amendment No. 2 by such party have been duly authorized by all necessary corporate actions and (ii) this Amendment No. 2 constitutes a valid and binding agreement of such party. This Amendment No. 2 shall become effective as of the date first above written. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

     3. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

[Signature Page to Amendment No. 2 to the Rights Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the date and year first above written.

                                            GENERAL SEMICONDUCTOR, INC.

                                            By:
                                                -----------------------------
                                                 Name:
                                                 Title:


                                            MELLON INVESTORS SERVICES LLC

                                            By:
                                                -----------------------------
                                                 Name:
                                                 Title: